Exhibit 10.2

ELECTROMEDICAL TECHNOLOGIES, INC.

Rule 10b5-1 Sales Plan

(Stock Only)

NOTE: This Sales Plan contains conditional limitations on the Seller’s ability to sell stock registered on Form
S-1 and receive dollar values from the sales of stock.

Sales Plan dated January 9, 2020 (together with all Exhibits hereto, this “Sales Plan”) between Matthew Wolfson (“Seller”), Glendale Securities (“Glendale”), Wilson Davis, Pacific Stock Transfer Company and ElectroMedical Technologies, Inc. (“ELCQ” or “Issuer”), and Plan Administrator Mailander Law Office, Inc.

A.	Recitals

1.	This Sales Plan is entered into between Seller, Seller’s brokerage firm Glendale, Glendale’s clearing firm Wilson Davis, ELCQ’s transfer agent Pacific Stock Transfer Company and ELCQ and its Plan Monitor and Administrator Mailander Law Office, Inc. for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	Seller is establishing this Sales Plan in order to permit the orderly disposition of a portion of Seller’s holdings of ELCQ common stock, $0.001 par value (the “Stock”), which is currently trading on the OTC Markets Pink tier (“Principal Market”). This Sales Plan relates to a total of 2,000,000 shares of the Issuer’s common stock registered in an S-1 registration statement filed with the Securities and Exchange Commission on November 12, 2019. As of the date of this Sales Plan, the S-1 registration statement is not effective. Seller and Issuer intend that this Sales Plan apply to and be considered an exhibit to Issuer’s S-1/A.

B.	Seller’ Representations, Warranties and Covenants

1.	As of the date hereof, Seller is not subject to any legal, regulatory, or contractual restriction or undertaking that would prevent him from entering into this Sales Plan or from conducting restricted trading in accordance with the Sales Plan. Seller is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

2.	The securities to be sold under this Sales Plan are beneficially owned by Seller and are not subject to any liens, security interests or other encumbrances or limitations on disposition other than those that may be imposed by the Securities Act.

3.	While this Sales Plan is in effect, Seller agrees to not enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Sales Plan, unless this Sales Plan is modified or terminated in accordance with the terms hereof, and agrees not to alter or deviate from the terms of this Sales Plan.

4.	Seller agrees to:

a.	Provide ELCQ, Pacific Stock Transfer, Glendale and Wilson Davis with a certificate or certificates dated as of the date of this Sales Plan and signed by the Seller to this Sales Plan prior to commencement of the Plan Sales Period (as defined below).

b.	Notify Glendale’s Legal and Trading Departments as soon as practicable if Seller becomes aware of (i) the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A to this Sales Plan; (ii) a change in ELCQ’s insider trading policies, so that the sales to be made by Seller pursuant to the Sales Plan would violate these policies; or (iii) a determination by ELCQ’s board of directors or chief financial officer that purchases or sales pursuant to the Sales Plan would have a material adverse effect on the Issuer’s financial condition. In the case of a notice relating to clause (i) above, such notice shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Seller and shall not in any way communicate any material nonpublic information about ELCQ or its securities to Glendale.

5.	The execution and delivery of this Sales Plan by Seller and the transactions contemplated by this Sales Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Seller or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller.

6.	Seller agrees with respect to the Stock subject to trading pursuant to this Sales Plan (“Stock”), that until this Sales Plan has been terminated, Seller shall not (i) enter into a binding contract with respect to the purchase or sale of Stock with another broker, dealer or financial institution (each, a “Financial Institution”), (ii) instruct another Financial Institution to purchase or sell Stock or (iii) adopt a plan for trading with respect to Stock other than this Sales Plan. Notwithstanding the foregoing, Seller shall notify ELCQ in connection with any sales of Stock of the Issuer prior to such sale.

7.	Seller agrees that he shall not, directly or indirectly, communicate any material, nonpublic information relating to the Stock or the Issuer to any employee of Glendale or its affiliates who are involved, directly or indirectly, in executing this Sales Plan at any time while this Sales Plan is in effect.

8.	Seller agrees:

a.	to make all filings, if any, required under the Exchange Act in a timely manner, to the extent any such filings are applicable to Seller. In order to promote compliance with such filing requirements, Glendale agrees to use reasonable efforts to transmit transaction information for open market transactions under this Sales Plan via email to ELCQ by the close of business on the day of any sale, and shall in any event transmit such information no later than the close of the business on the second business day after any sale. Emails with transaction information shall be sent to:

- Tad Mailander: tmailander@gmail.com, Plan Monitor and Administrator

b.	that Seller shall at all times during the Plan Sales Period (as defined below), in connection with the performance of this Sales Plan, comply with all applicable laws, including, without limitation, Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

C.	Implementation of the Plan

1.	Seller hereby appoints Glendale to sell shares of Stock pursuant to the terms and conditions set forth below. Subject to such terms and conditions, Glendale hereby accepts such appointment.

2.	Seller and Glendale are authorized to begin selling Stock under this Sales Plan only after the following events occur: (a) Issuer’s S-1 registration statement is deemed effective by the Securities and Exchange Commission; and, (b) Forty-five days after the completion by the Issuer of the Direct Offering of 10,000,000 Shares of Common Stock being sold at $1.94 per share pursuant to the Primary Direct Offering disclosed in the S-1 registration statement. Glendale shall cease selling Stock on the earliest to occur of: (i) the date on which ELCQ is required to terminate sales under this Sales Plan pursuant to paragraph D.1.a below; (ii) the date on which ELCQ receives notice of the death of Seller; (iii) the date that ELCQ or any other person publicly announces a tender or exchange offer with respect to the Stock; (iv) the date of public announcement of a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer as a result of which the Stock will be exchanged or converted into shares of another company; (v) the date on which ELCQ receives notice of the commencement of any proceedings in respect of or triggered by Seller’s bankruptcy or insolvency; (vi) the date on which ELCQ or Seller reasonably determines that the Sales Plan does not comply with Rule 10b5-1 or applicable securities laws; and (vii):

☐	(Date) at the close of the Principal Market.

☒	the date that the aggregate number of shares of Stock sold under this Sales Plan is 2,000,000 shares;

☐	The date every month that the aggregate proceeds of sales pursuant to this Sales Plan (after deducting commissions and other expenses of sale) reaches ______________.

(the period during which Seller are authorized to sell stock under this paragraph C.2 is referred to in this Sales Plan as the “Plan Sales

Period”).

3.	Glendale and the Seller shall not sell Stock under this Sales Plan at any time when:

a.	ELCQ, in its sole discretion, has determined that a market disruption, banking moratorium, outbreak or escalation of hostilities or other crisis or calamity has occurred, or

b.	ELCQ, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Seller (other than any such restriction relating to Seller’s possession or alleged possession of material nonpublic information about the Issuer or the Stock), or

c.	ELCQ has received notice from the Issuer or Seller of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A to this Sales Plan, or

d.	a sale effected under the Sales Plan fails to comply (or in the reasonable opinion of ELCQ and/or Glendale is not likely to comply) with Rule 144 of the Securities Act), or

e.	ELCQ has received notice from Seller to terminate this Sales Plan in accordance with paragraph D.1 below.

f.	Seller and Glendale shall withdraw Stock from the Plan Account in order to effect sales of Stock under this Sales Plan. Glendale agrees to notify Seller promptly if at any time during the Plan Sales Period the number of shares of Stock in the Plan Account is less than the number of Plan Shares remaining to be sold under this Sales Plan. Upon such notification, Seller agrees to deliver promptly to the Plan Account the number of shares of Stock necessary to eliminate this shortfall.

g.	To the extent that any Stock remains in the Plan Account after the end of the Plan Sales Period or upon termination of this Sales Plan, Glendale agrees to return such Stock promptly to the Issuer’s transfer agent for re-legending to the extent that such Stock would then be subject to transfer restrictions in the hands of the Seller.

4.	Glendale shall in no event effect any sale under this Sales Plan if the Stock to be sold is not in the Plan Account.

5.	Seller and Glendale may sell Stock on the OTC Markets Pink trading tier or otherwise, but only once registered in the Issuer’s S-1 registration statement, and after forty five days after the Issuer has completed its direct offering under the S-1.

6.	Seller may instruct Glendale to sell or purchase other non-ELCQ shares of Stock other than pursuant to this Sales Plan. The parties hereto agree that any such sale or purchase transaction (i) will not be deemed to modify this Sales Plan unless Seller so requests in writing in accordance with paragraph D.1.d below and (ii) will be given by Seller to Glendale only if such transaction does not contravene any of the representations, warranties or covenants set forth in Section B of this Sales Plan.

D.	Amendment and Termination

1.	This Sales Plan may not be terminated prior to the end of the Plan Sales Period, except that:

a.	it may be terminated due to the death of the Seller.

b.	it may be terminated pursuant to Paragraph C.3.a of this Sales Plan

c.	it may be, at Glendale’s option, terminated if Glendale has received notice from the Issuer of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A to this Sales Plan.

d.	Notwithstanding the provisions of paragraph D.1. herein, this Sales Plan may only be amended pursuant to the Issuer’s insider trading policy, as enacted.

e.	This Plan may be amended by Seller only upon the written consent of ELCQ and receipt by ELCQ of the following documents, each dated as of the date of such amendment:

(i)	a representation signed by the Issuer substantially in the form of Exhibit A to this Sales Plan,

(ii)	a certificate signed by Seller certifying that the representations and warranties of Seller contained in this Sales Plan are true at and as of the date of such certificate as if made at and as of such date and

(iii)	a Seller’s Representation Letter completed and executed by Seller.

E.	Indemnification; Limitation of Liability

1.	a. Seller agree to indemnify and hold harmless ELCQ and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to ELCQ’s actions taken or not taken in compliance with this Sales Plan or arising out of or attributable to any breach by Seller of this Sales Plan (including Seller’s representations and warranties in this Sales Plan) or any violation by Seller of applicable laws or regulations; provided, however, that the indemnification provisions of this paragraph E.1.a shall not apply in the case of any claims, losses, damages or liabilities finally judicially determined to have resulted from ELCQ’s gross negligence or willful misconduct. This indemnification shall survive termination of this Sales Plan.

b.	Notwithstanding any other provision of this Sales Plan, neither party shall be liable to the other party for:

(i)	special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or

(ii)	any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God.”

2.	Seller consulted with Seller’s own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon ELCQ or any person affiliated with ELCQ in connection with Seller’s adoption and implementation of this Sales Plan.

3.	Seller acknowledge and agree that in performing Seller’s obligations under this Sales Plan, neither ELCQ nor any of its affiliates nor any of their respective officers, employees or other representatives is exercising any discretionary authority or discretionary control respecting management of Seller’s assets, or exercising any authority or control respecting management or disposition of Seller’s assets, or otherwise acting as a fiduciary (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended, or Section 2510.3-21 of the Regulations promulgated by the United States Department of Labor) with respect to Seller’s assets. Without limiting the foregoing, Seller further acknowledges and agrees that neither ELCQ nor any of its affiliates nor any of their respective officers, employees or other representatives has provided any “investment advice” within the meaning of such provisions, and that no views expressed by any such person will serve as a primary basis for investment decisions with respect to Seller’s assets.

F.	Agreement to Arbitrate Certain Disputes

The following disclosure is required by various regulatory bodies but should not limit the applicability of the following arbitration provision to or in any claim or controversy which may arise between Seller and ELCQ.

This Agreement contains a pre-dispute arbitration clause. By signing this Sales Plan, which includes the following arbitration agreement, the parties agree as follows:

•	Arbitration is final and binding on the parties. All parties to this Agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

•	The parties are waiving their right to seek remedies in court, including the right to a jury trial. Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

•	Pre-arbitration discovery is generally more limited than and different from court proceedings. The ability of the parties to obtain documents, witness statements, and other discovery is generally more limited in arbitration than in court proceedings.

•	The arbitrators’ award is not required to include factual findings or legal reasoning, and any party’s right to appeal or seek modifications of rulings of the arbitrators is strictly limited. The arbitrators do not have to explain the reason(s) for their award.

•	The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

•	The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

•	The rules of the arbitration forum in which the claim is filed, and any amendments thereto, are hereby incorporated into this Agreement.

•	The award of the arbitrators or of the majority of them shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

•	No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action, or who is a member of a putative class action who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the Seller is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this agreement except to the extent stated herein.

•	Seller agrees, and in consideration of ELCQ carrying an account for Seller, ELCQ agrees, that all controversies which may arise between us, including any dispute involving ELCQ’s present or former agents, employees, officers, and directors and including, but not limited to those involving transactions in this or any other account you have individually or jointly with or on behalf of another party at ELCQ, including those in which you have a beneficial interest, or the construction, performance, or breach of this or any other agreement between us, whether entered into prior, on, or subsequent to the date hereof, shall be fully and finally determined by binding arbitration. Any arbitration under this Agreement shall be determined pursuant to the arbitration laws of the State of Missouri and Federal Arbitration Act, where applicable, before the Financial Industry Regulatory Authority (FINRA).

•	If Seller files a complaint in court against ELCQ or its present or former employees, officers, or directors, ELCQ may seek to compel arbitration of any such claims. If ELCQ seeks to compel arbitration of such claims, ELCQ must agree to arbitrate all of the claims contained in the complaint if the Seller so requests.

Seller acknowledges that the preferred forum for any dispute resolution involving controversies which may arise between Seller and ELCQ is through arbitration pursuant to the terms of the arbitration provision found in this Agreement. In the unlikely event any controversy or dispute arising under this Agreement with ELCQ is determined to be ineligible for arbitration, Seller agrees as follows: THE PARTIES TO THIS AGREEMENT SHALL NOT EXERCISE ANY RIGHTS THEY MAY HAVE TO ELECT OR DEMAND A TRIAL BY JURY. The Seller and ELCQ hereby expressly waive any right to a trial by jury. The Seller acknowledges and agrees that this provision is a specific and material aspect of the agreement between the parties and that ELCQ would not enter into this Agreement with Seller if this provision were not part of the agreement.

Dispute Resolution Locale: Any suit, arbitration proceeding, reparation proceeding, claim, or action against ELCQ or its present or past officers, agents, or employees shall be brought and heard in the city where the branch sales office of ELCQ is or was located with which Seller dealt. If the court, arbitration forum, or reparations tribunal does not conduct hearings in that city, then any such action must be brought and heard in the locale closest to that city in which the court, arbitration forum, or reparations tribunal conducts hearings. This paragraph shall apply even if Seller has related disputes with other parties which cannot be resolved in the same locale.

G.	General

1.	Seller and ELCQ acknowledge and agree that this Sales Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

2.	This Sales Plan constitutes the entire agreement between the parties with respect to this Sales Plan and supersedes any prior agreements or understandings with regard to the Sales Plan.

3.	All notices to Glendale under this Sales Plan shall be given to Glendale’s Legal and Trading Services Department in the manner specified by this Sales Plan by telephone at 818-907-1505 or by certified mail to the address below:

4.

Glendale Securities

15233 Ventura Blvd Suite 712

Sherman Oaks, CA 91403

(818) 907-1505

Notices to the Issuer shall be given to:

ElectroMedical Technologies, Inc.

c/o Mailander Law Office, Inc. [Sales Plan Administrator and Monitor]

945 4th Avenue, Ste. 311

San Diego, CA 92101

Tmailander@gmail.com

Telephone: (619) 239-9034saf

Notices to Pacific Stock Transfer shall be given to:

Pacific Stock Transfer Company

6725 Via Austi Pkwy, Suite 300

Las Vegas NV 89119

Attention: Ms. Joslyn Claiborne

(Joslyn@pacificstocktransfer.com)

Telephone: (702) 361-3033

5.	Each Party’s rights and obligations under this Sales Plan may not be assigned or delegated without the written permission of the other party, which may be withheld in such party’s sole discretion.

6.	This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures on all counterparts were upon the same instrument.

7.	If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Sales Plan will continue and remain in full force and effect.

8.	This Sales Plan shall be governed by and construed in accordance with the internal laws of the State of Missouri, applicable to agreements made and to be fully performed therein and may be modified or amended only by a writing signed by the parties to this Sales Plan.

NOTICE: THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE IN

PARAGRAPH F.

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.

Date: January 9, 2020

Signature:	/s/ Matthew Wolfson
Print Name:	MATTHEW WOLFSON

ELECTROMEDICAL TECHNOLOGIES, INC.

By:	/s/ Tad Mailander

Print Name:	TAD MAILANDER
LEGAL COUNSEL, SALES PLAN MONITOR/ADMINISTRATOR

GLENDALE SECURITIES

By:

Print Name:

Title:

PACIFIC STOCK TRANSFER COMPANY

By:

Print Name:

Title:

EXHIBIT A

SELLER REPRESENTATION

1.	Matthew Wolfson (“Seller”) represents that he approved the Sales Plan dated January 9, 2020, (the “Sales Plan”) with ELCQ relating to the common stock, $0.001, par value of the Issuer (the “Stock”).

2.	The Seller confirms the following:

1. Position/Affiliation with Issuer	Stockholder, affiliate
2. Is Seller a Form 4 filer?	YES ☒ NO ☐
3. Is Seller a Form 144 Filer?	YES ☒ NO ☐

3.	The sales to be made by Seller under the Sales Plan will not violate the ELCQ’s insider trading policies, as enacted, and to the best of the Seller’ knowledge there are no legal, contractual or regulatory restrictions applicable to Seller or Seller’ affiliates as of the date of this representation that would prohibit the Seller from entering into the Sales Plan or prohibit any sale under the Sales Plan.

4.	If at any time during the Sales Plan Period (as defined in the Sales Plan), (i) Seller become aware of a legal, contractual or regulatory restriction that is applicable to Seller and that would prohibit any sale under the Sales Plan (other than any such restriction relating to Seller’s possession or alleged possession of material nonpublic information about the Issuer or its securities), (ii) there is a change in the ELCQ’s insider trading policies, so that the sales to be made by Seller pursuant to the Sales Plan would violate these policies, or (iii) ELCQ’s board of directors or chief financial officer determines that purchases or sales pursuant to the Sales Plan would have a material adverse effect on the Issuer’s financial condition, Seller agree to give Glendale notice of such restriction by telephone as soon as practicable, and shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Seller. In any event, the Issuer shall not communicate any material nonpublic information about the Issuer or its securities to Glendale.

Moreover, if the sales to be made by the Seller under the Sales Plan require that ELCQ meet the Current Public Information provisions contained in paragraph (c) of Rule 144 under the Securities Act of 1933, as amended, Seller agrees to give Glendale notice in the manner provided above in the event that ELCQ fails to continue to satisfy the Current Public Information provisions.

Date: January 9, 2020

Signature:	/s/ Matthew Wolfson

Print Name:	MATTHEW WOLFSON